United States
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 19, 2014

Camco Financial Corporation
(Exact name of registrant as specified in its charter)

DELAWARE	000-25196	51-0110823
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

814 Wheeling Avenue, Cambridge, OH	43725
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (740) 435-2020

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.07. Submission of Matters to a Vote of Security Holders.

On February 19, 2014, at a special meeting of stockholders (the "Special Meeting") of Camco Financial Corporation (the "Company"), the Company's stockholders approved the merger of the Company with and into Huntington Bancshares Incorporated ("Huntington") pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated October 9, 2013, between the Company and Huntington (the "Merger Proposal"). The stockholders of the Company also approved at the Special Meeting, on a non-binding, advisory basis, the compensation to be paid to the Company's named executive officers that is based on or otherwise relates to the merger (the "Merger-Related Named Executive Officer Compensation Proposal"). The stockholders had also been solicited to vote to approve an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there were insufficient votes at the time of the Special Meeting to approve the Merger Agreement (the "Adjournment Proposal"), but such adjournment was deemed unnecessary. The Merger Proposal, Merger-Related Named Executive Officer Compensation Proposal and the Adjournment Proposal are described in detail in the Company's Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the "SEC") on January 13, 2014.

At the Special Meeting, 11,420,582 common stock, or approximately 77.7%, of the outstanding common stock entitled to vote were represented by proxy or in person.

The final voting results for each matter submitted to a vote of the Company's stockholders are as follows:

Proposal 1: Merger Proposal

Votes For	Votes Against	Abstentions	Broker Non-Vote
11,271,029	83,857	30,710	34,986

Proposal 2: Merger-Related Named Executive Officer Compensation Proposal

Votes For	Votes Against	Abstentions	Broker Non-Vote
9,943,031	905,411	537,154	34,986

Section 9 - Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99	Press release dated February 20, 2014

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Camco Financial Corporation (Registrant)
February 20, 2014 (Date)	/s/ JAMES E. HUSTON James E. Huston Chief Executive Officer